TELEMARKETING SERVICES AGREEMENT

This Telemarketing Services Agreement ("Agreement") is made as of November 10, 2015 ("Effective Date") between Vynleads, Inc. ("Client"), with a mailing address of 534 Riviera Pl, Rock Hill, SC 29730 and Argo Marketing Group, Inc. ("Argo"), with a mailing address of 64 Lisbon Street, Lewiston, Maine 04240.

Background

A. Argo is in the business of providing telemarketing services and customer support to its clients.

B. Client is in the business of selling The Ultimate Brain Power Guide, Constitutional Health Platinum Membership, and Guide to Successfully Caring for Family & Friends with Alzheimer's & Dementia (the "Product").

C. Client wishes to hire Argo to provide certain telemarketing and customer response services with respect to the Product, according to the terms and conditions of this Agreement.

D. Argo and Client are both committed to the highest standards of ethical business conduct, and are committed to conducting their activities in accordance with state and federal consumer protection laws.

E. In furtherance of the parties' commitment to high standards of ethical business conduct, Argo and Client agree to undertake the representations, warranties, and duties described in this Agreement.

F. Client and Argo are not undertaking any other responsibilities to one another unless they are stated in this Agreement, and nothing in this Agreement means that Argo and Client are joint venturers, partners, or have any relationship other than that of a telemarketing service provider and its client.

Agreement

1. Telemarketing and Customer Services.

Argo will provide nonexclusive telemarketing and customer services to purchasers and prospective purchasers of the Product ("Customers") as set forth in the **Statement of Work** attached as **Schedule 1** and incorporated herein by reference, and as it may be amended by a written memorandum signed by both parties (the "Services").

1.1. Argo's Responsibilities in Providing the Services

1.1.1. Training. Argo will train its employees to provide the Services on behalf of the Client, and in accordance with the materials and information provided to Argo by the Client. Argo will train its employees to provide the Services in a professional manner.

1.1.2. Customer Information. Argo will provide Client with timely information about Client's customers who purchase the Product as a result of Argo's Services. Argo will provide each customer's name, address

and telephone number, billing information and such other customer information as Client may reasonably request.

1.1.3. **Performance Reports**. Argo will provide regular reports of Argo's Services to the Client, in a format and frequency that are reasonably acceptable and convenient to both Argo and the Client. This may include the following metrics:

1.1.3.1. Number of Calls Made;

1.1.3.2. Total Talk Time;

1.1.3.3. Total Number of Sales;

1.1.3.4. Product Sales Per Hour;

1.1.3.5. Contacts Per Hour Goal;

1.1.3.6. List Penetration Percentage Goal;

1.1.3.7. Number of Attempts Goal;

1.1.3.8. Script Version Designation;

1.1.3.9. Conversion Rate Goal by Representative;

1.1.3.10. Average Length of Call; and

1.1.3.11. Post Call Wrap-Up.

1.1.4. **Record Maintenance and Call Recording.** Argo will record and store telephone calls between Argo's employees and the Client's Customers, in accordance with applicable federal and state laws. Argo will maintain and will store these recordings for a minimum of 2 years from the date of the call, and will provide copies of these recordings to the Client within 24 hours of the Client's written request.

1.1.5. **Data Security**. Argo will maintain the security of Client Data and Client Customer Data according to the Level 2 Payment Card Industry Data Security Standards ("PCI DSS").

1.2. **Client's Obligations to Enable the Services**

1.2.1. **Obligation to Provide Training Materials**. Client shall provide Argo and its employees with the training materials and programs that the parties determine are reasonably required in order for Argo to perform the Services, and to train its employees.

1.2.2. **Methods and Procedures**. Client shall provide Argo with copies of all applicable Client telemarketing scripts, policies, practices, methods and procedures, all of which shall comply with all applicable federal and state laws and regulations.

1.2.3. **Forms and Brochures**. Client shall provide Argo, without charge, the type and quantities of the order forms, product samples, promotional materials, brochures and manuals that Client and Argo determine are appropriate and adequate under the circumstances to familiarize Argo employees with Client's products and to support Argo's performance of Services.

1.2.4. **Billing.** Client shall be responsible for all Customer billing, fulfillment, and accounts receivable activities. Customers will be billed directly by Client and in Client's name. Client shall conduct all billing and order fulfillment activities in accordance with all applicable federal and state laws and regulations.

1.2.5. **Client Liaison**. Client shall designate a principal contact person to act as the primary liaison between Client and Argo and to provide Argo with ongoing operational support and assistance.

1.2.6. **Compliance with Telemarketing Laws**. Client represents and warrants that its Product, programs, and offers comply with all federal and state statutes and regulations in jurisdictions where Customers are located, including without limitation, telemarketing laws, consumer fraud statutes and the FTC Act. Client shall be responsible for providing Training to enable Argo and its employees to comply with all such state and federal laws with respect to the Product.

1.2.7. **Support for Product Claims.** Client represents and warrants to Argo that it will provide substantiation and support for all Product claims that Argo will convey to Client's Customers as part of the Services. This includes but is not limited to, substantiation of all Customer testimonials, research studies and results, and any other advertising claims made by or on behalf of the Client in connection with the Product.

1.2.8. **Notification of Regulatory Investigation**. Client will promptly notify Argo of any investigation, action, or claim of any nature, commenced against Client by any state or federal regulatory agency, including without limitation, the Federal Trade Commission and any state attorney general. Argo may suspend, modify, or terminate its Services to Client in the event of such an investigation and Client will promptly pay Argo for all Services provided to date. Failure to promptly notify Argo of an investigation shall be an Event of Default under Section 3.4.

2. <u>Fees and Costs</u>.

2.1. Client agrees to pay Argo for the Services according to the Fees in **Schedule 2**. In addition to the fees described on **Schedule 2**, Client will pay Argo's costs and expenses, including travel expenses, special courier and copying costs, or other exceptional or additional costs incurred by Argo in providing the Services.

2.2. **Billing**. Argo will invoice the Client for all fees and costs on a weekly basis, which Client agrees to pay within net **7** days of the invoice date by wire transfer, ACH check, credit card (2.5% convenience fee added to invoices as payment is due), or paper check. Argo bills on talk time only. All calls are billed at a minimum of 30 seconds and all minutes are rounded up to 6 second increments.

2.3. **Late Fees**. If payment is not made to Argo within 7 days of the date of invoice, Client will pay a late payment fee equal to 1.5% per month, or the maximum interest rate allowed by law, whichever is less, commencing with the date payment was due.

2.4. **Non-Payment and Disputes**. Argo shall have the right, in addition to any and all other remedies it may have hereunder or under applicable law, to withhold the Services in the event that payment of any invoice is not made within seven (7) business days from date of invoice. In the event that Client has a bona fide dispute with respect to an amount billed by Argo under this Agreement, Client shall promptly pay the undisputed portion of the amount billed, and it shall notify Argo of the disputed portions of the invoice within 7 days of the date of the invoice in dispute. Argo and Client will use commercially reasonable efforts to resolve any dispute within 15 calendar days after Argo receives written notice of the dispute from Client. Any disputed amounts resolved in favor of Client shall appear as a credit on the next invoice following resolution of the dispute. Any disputed amounts determined to be payable to Argo shall be due within seven (7) calendar days of the resolution of the dispute.

3. <u>Term and Termination</u>.

3.1. **Term.** Unless this Agreement is terminated by either party in accordance with this Section, this Agreement shall commence on the Effective Date set forth above, and shall continue in full force and effect for 1 year. The Agreement will automatically renew for an additional 1 year period unless either party delivers written notification of nonrenewal to the other party at least 30 days before the renewal date.

3.2. **Termination for Non-Payment.** Argo may terminate this Agreement for Client's failure to make any payments when due, upon giving 3 days' notice.

3.3. **Termination for Insolvency**. Either party may terminate this Agreement effective upon twenty-four (24) hours' written notice to the other if the other party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceeding under any bankruptcy or

insolvency law, whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise. In the event that any of the above events occurs, that party suffering such event shall immediately notify the other party of its occurrence. Such termination rights are not exclusive, and all legal rights and equitable remedies are reserved.

3.4. **Termination for Other Default.** Either party may terminate this Agreement upon 30 days' prior written notice if the other party has defaulted in its performance or has breached its obligations under this Agreement and such breach or default remains uncured for a period of five (5) business days following written notice of such default.

3.5. **Termination for Convenience.** Either party may terminate this Agreement for convenience upon giving the other 30 days' written notice.

4. **<u>Intellectual Property</u>**.

4.1. **Use of Client Intellectual Property**. Client grants Argo a limited license to use Client's intellectual property, including any trade or service marks associated with the Product, in order to perform the Services. This license shall end upon termination of this Agreement. Argo shall conform to Client's written standards, practices and procedures regarding the use of intellectual property owned or licensed by Client provided to Argo in advance. Argo will not acquire any right in any intellectual property owned or licensed by Client. At Client's request, and upon reasonable advance notice, Argo must return to Client all materials provided by Client.

4.2. **Intellectual Property Indemnity**. In addition to the remedies and procedures set forth in Section 6, Client agrees to indemnify and hold Argo harmless from and against any liabilities and expenses (including attorneys' fees) reasonably incurred with respect to any action or proceeding brought or threatened to be brought before any court, administrative body or other tribunal, which action arises out of any claim for infringement of any United States copyright, patent, trademark or other intellectual property right. Any indemnification of Argo under this provision shall be in accordance with the indemnification procedures described in Section 6 below.

5. **<u>Proprietary Information</u>**.

5.1. **Agreement to Safeguard Proprietary Information.** Argo and the Client will undertake commercially reasonable methods to safeguard one another's proprietary business information, including without limitation: all patents, trademarks, and service marks of either party; customer lists, marketing strategies, telemarketing scripts, interactive voice response ("IVR") system, and any other information used by Argo to perform the Services, or used by Client to develop, market, or sell the Product (the "Proprietary Information").

5.2. **Non-Disclosure of Proprietary Information**. The parties shall treat all Proprietary Information of the parties as confidential and not be disclosed to any third parties except as required by compulsory process or law or by the rules and regulations of any regulatory authorities. If either party is served with any request seeking

disclosure of Proprietary Information, the served party agrees to object on the ground of confidentiality, and promptly provide notice to the other party so that it may contest the request.

5.3. **Return of Proprietary Information**. Upon termination of this Agreement for any reason, each party shall promptly return all Proprietary Information of the other in its possession, custody, or control, unless required to retain copies of such records by applicable laws and regulations. Client will return all telemarketing scripts and work product developed by Argo under this Agreement and will not use them in connection with any other campaign and will not provide them to any other telemarketing agent.

6. **Indemnity**.

6.1. **Client to Indemnify Argo**. Except as limited below, Client will defend, indemnify and hold Argo harmless (including costs and reasonable attorney's fees) from any claims made by any third party, including Customers, against Argo as a result of Argo's provision of Services under this Agreement. This indemnity shall include without limitation any claims arising out of any negligent or willful act or failure to act by Client, any breach by Client of the terms of this Agreement, including without limitation any breach of the representations and warranties contained at Paragraph 1.2.6 above, any inaccuracy or other defect in any information provided by Client to Argo or any third party pursuant to this Agreement, and any claims made by any Customer. This indemnity shall not apply to claims arising out of or relating to Argo's own negligent or willful acts.

6.2. **Argo to Indemnify Client**. Argo will defend, indemnify and hold Client harmless (including costs and reasonable attorney's fees) from any claims made by any third party against Client arising out of or relating to Argo's own negligent or willful acts.

6.3. **Mutual Notification of Claims.** For either party to have an obligation under this Section 6, the indemnitee must do the following:

6.3.1. notify the indemnitor in writing of the existence of any claim or suit that may result in a settlement or judgment, for which the indemnitor may be responsible;

6.3.2. give the indemnitor full opportunity and authority to settle and defend any such claim or suit; and

6.3.3. furnish the indemnitor, upon reasonable request, all information and assistance needed to settle or defend the claim or suit.

6.4. For purposes of this indemnity, the indemnitor waives any immunities to which it may be entitled under workman's compensation laws, and assumes potential liability for actions brought by its own employees. Notwithstanding any provision of this Agreement, this waiver is not intended to, and does not create, any third-party right permitting any employee of a party to bring a claim against such party based on such waiver.

6.5. For purposes of this indemnification provision, Argo shall not be deemed negligent, and Client shall not take the position that Argo is negligent, in any situation in which a Customer claim for bodily injury or wrongful death arises out of the Services or use of the Product. Client expressly assumes the risk of associated with any such claim and agrees to indemnify Argo against same.

7. **Insurance**.

7.1. **Client to Provide Coverage to Argo.** Before Argo provides the Services, Client will provide certificates of insurance in a form reasonably acceptable to Argo, as well as a copy of relevant portions of its policies, demonstrating a minimum of One Million Dollars ($1,000,000) of coverage for commercial liability, including products liability coverage and coverage for all activities within the scope of the Services, and One Million Dollars ($1,000,000) of coverage for any other errors and omissions. Client will name Argo as an additional insured with respect to claims related to or arising out of Services and Argo will be provided with 30 days' advance written notice of any cancellation or nonrenewal of any such policy.

7.2. **Argo to Provide Coverage to Client.** Argo will provide certificates of insurance in a form reasonably acceptable to Client to evidence a minimum of One Million Dollars ($1,000,000) of coverage for commercial liability and One Million Dollars ($1,000,000) of coverage for errors and omissions. Client will be provided with 30 days' advance written notice of any cancellation or nonrenewal of any such policy.

8. **Waiver of Subrogation**.

The parties release each other from any liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage caused by any of the perils covered by their insurance policies, notwithstanding the fact that such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. Such release is also conditioned upon the inclusion in the policy or policies of a provision whereby any such release shall not adversely affect said policies or prejudice any right of the releasor to recover thereunder. If the release of either party, as set forth in the first sentence of this paragraph, shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released, but no action or rights shall be sought or enforced against such party unless and until all rights and remedies against the other's insurer are exhausted and the other party shall be unable to collect such insurance proceeds.

9. **Limitation of Damages**.

Argo makes no warranties express or implied regarding services provided under this agreement other than as expressly stated in this agreement. In no event shall either party be liable to the other or derivatively to any other person or company or entity for any consequential damage (including lost profits or revenues) arising out of this agreement even if it has been advised of the possibility of such damages. In no event shall Argo be liable to Client for any damages resulting from loss or corruption of Client's data, provided however that this shall not relieve Argo of its obligations to maintain data security according to PCI-DSS Level 2 standards.

10. **Advertisements**.

Neither party shall advertise or otherwise release any information concerning the other to the general public, regulatory officials, the press or Customers without the prior express written consent of the other, except as required by law or by court order.

11. **Choice of law**.

Maine law governs this Agreement.

12. **Limitation on actions**.

Any legal action arising from or in connection with this agreement must be brought within one (1) year after the cause of action arises.

13. **No agency created.**

Argo is an independent contractor and service provider to client. Except as explicitly set forth in this Agreement, neither party has authority to bind the other or to act in any way as the agent or representative of the other. No joint venture or partnership is created by this Agreement.

14. **Assignment**.

Neither party shall assign this agreement, and any attempted assignment by a party without the prior written consent of the other shall be void and unenforceable against the nonassigning party. Either party may assign this Agreement to any purchaser for value of substantially all of the assets of the assigning party. The parties agree to notify one another within 7 days of the purchase or assignment of greater than 50% of the ownership interests or assets in either entity.

15. **Force majeure**.

15.1. Neither party shall be liable to the other for any delay or failure in performance under this agreement to the extent that such delay or failure is caused by fire, strike, embargo, explosion, earthquake, flood, war, labor dispute, government requirement, civil or military authority, acts of god, terrorism, inability to secure equipment or transportation facilities, acts or omissions of carriers or suppliers, or other causes beyond the party's control whether or not similar to the foregoing.

15.2. Argo shall not be liable to Client for any delay or failure in performance under this agreement to the extent that such delay or failure is caused by power outages external to Argo's facility or telecommunication failures that are not the result of malfunctions of Argo's equipment. Argo must use its best efforts to resume performance under this agreement as soon as possible after the cessation of any such cause.

16. **Severability**.

If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the Agreement shall be construed as if not containing the particular invalid or unenforceable provisions, and the rights and obligations of each party shall be construed and enforced accordingly.

17. **Non-waiver**.

No course of conduct, performance or dealing or failure of either party to enforce strictly any term, right or condition of this agreement shall be construed as a waiver of any term, right or condition contained in this agreement.

18. **Notices**.

All written notices required under this Agreement shall be hand delivered or mailed, with first class postage prepaid, by the notifying party to the address of the other party set forth above. Delivery shall be effective as of the date received or refused.

19. **Amendments**.

All amendments to this Agreement must be in writing and signed by a representative of the party to be charged who is authorized to make any such amendment.

20. **Section headings**.

The section headings contained herein are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

21. **Entire Agreement**.

The terms and conditions contained in this Agreement and its Schedules constitute the entire understanding between the parties hereto and supersede all prior oral or written understandings between the parties concerning the subject matter of this Agreement. There are no understandings or representations, express or implied, not expressly set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Agreement as of the first date set forth above.

ARGO MARKETING GROUP, INC.	VYNLEADS, INC.
_______________________	_______________________
By: Jason Levesque Print Name	By: Alex Mannine Print Name
Title: CEO	Title: CEO

SCHEDULES

It is hereby agreed and understood by the parties that the following Schedules are expressly incorporated into this Agreement:

Schedule 1: Statement of Work
Schedule 2: Fees
Schedule 3: Guarantee

Schedule 1: Statement of Work

<u>Products:</u>

The Ultimate Brain Power Guide
Constitutional Health Platinum Membership
Guide to Successfully Caring for Family & Friends with Alzheimer's & Dementia
https://constitutionalhealth.com/poll/result/order/
https://constitutionalhealth.com/poll/order/step2/

CONSTITUTIONAL HEALTH

<u>Services:</u>

Argo will provide customer care services to Customer for its product(s).

- Customer Service Call Handling
- Script Development and Training
- Email Management
- Chargeback Management

Customer Obligations:

Provide resources to accomplish above tasks/goals. Also, please provide all the necessary set up forms and requirements so that Argo can set up the campaign within the proposed time. If we do not receive the necessary information needed for the campaign setup this may delay the go live launch date.

Schedule 2: Fees

Customer will pay Argo the following fees as described in this Agreement:

Set up Fee: $1,500 – Broken down as follows for the first Campaign Product set up with Argo: Script Development, Technology Integration, Initial Agent Training

Additional Product set up: $500 – per additional product to set up with Argo post the initial product.

Deposit Fee: $1,500 – to be credited back to customer after 6 months of consistent payment within terms in amounts no greater than 30% of your then current weekly billing.

Inbound Customer Service: **Tiered Pricing:** for all minutes that fall within the appropriate tier.

CS Weekly Minutes	Cost per Minute
0-5000	$0.83
5001-10,000	$0.78
10,001 +	$0.73

Dedicated Agent: $29.50 per hour (when volume warrants and per client request).

Email Management: $2.00 per Email Resolution

Return Processing: $2.00 per Return Processed via CRM

Chargeback Management: $12 per CB request processed
$34 per Fraud Alert
$40 per Non-Fraud Alert

Additional Programming Costs: $100 per hour for any additional programming/reporting requests above and beyond standardized campaign setup.

$700.00 weekly minimum applies to this agreement if total campaign revenue does not exceed the weekly minimum post launch and 4 week timeframe of consecutive billing.

AM Client Initials | [initials] Argo Initials

SCHEDULE 3
TELEMARKETING SERVICES AGREEMENT GUARANTEE

This Telemarketing Services Agreement Guaranty is made as of November 10, 2015 ("Effective Date") between Alex Mannine / Vynleads, Inc., Delaware ("Client") [individual/entity, state of domicile], with a mailing address of 534 Riviera Pl, Rock Hill, SC 29730 ("Guarantor") to and in favor of ARGO MARKETING GROUP, INC., a Maine business corporation with a mailing address of 64 Lisbon Street, Lewiston, Maine 04240 ("Argo").

BACKGROUND

Argo and Vynleads, Inc. ("Client") have entered into a Telemarketing Services Agreement dated November 10, 2015 ("Agreement" which term includes any amendments, Schedules, extensions or renewal), under which Argo has agreed to provide certain telemarketing services to its Client, as described in the Agreement and its Schedules (the "Services"). Argo has required Guarantor to execute this Guaranty as a condition to Argo entering into the Agreement with Client. Guarantor will receive a direct or indirect benefit as a result of the Agreement.

The parties agree as follows:

1. Guarantor absolutely and unconditionally guarantees to Argo the full and prompt payment of all costs and Fees due from Client under the Agreement (collectively, the "Payment Obligations") and the full and timely performance of all obligations to be performed and observed by Client (the "Performance Obligations," and together with the Payment Obligations, collectively, the "Obligations"). If an Event of Default (as defined in the Agreement) occurs and is continuing, upon notice from Argo, Guarantor shall (a) pay the Payment Obligations; (b) perform the Performance Obligations; and (c) indemnify Argo from any damages to the extent arising from the failure by Client to pay or perform any Obligation including, without limitation, reasonable attorneys' fees and costs of collection. This Guaranty is a continuing guaranty of payment and performance.

2. Guarantor waives any right to require Argo to first: (a) proceed against Client or pursue any rights or remedies with respect to the Agreement; (b) proceed against or exhaust any security that Argo holds from Client; or (c) pursue any other remedy whatsoever. Argo shall have the right to enforce this Guaranty regardless of the acceptance of additional security from Client or the release or discharge of Client by Argo, or by operation of law.

3. Guarantor waives: (a) any right of setoff, counterclaim or deduction against amounts due under this Guaranty; (b) notice of the acceptance of this Guaranty; and (c) the right to interpose all substantive and procedural defenses of the law of guaranty, indemnification and suretyship, except the defenses of prior payment or performance.

4. Without limiting the generality of the foregoing, the liability of Guarantor under this Guaranty shall not be deemed waived, released, discharged, impaired or affected by (a) reason of any waiver or failure to enforce or delay in enforcing any of the Obligations; (b) the granting of any indulgence or extension of time to Client; (c) the assignment of the Agreement with or without Argo's consent; (d) the expiration of the Agreement; (e) any merger or reorganization or the release or discharge of Client or any other guarantor in any voluntary or involuntary receivership, bankruptcy, winding-up or other creditors' proceedings; (f) the

rejection, disaffirmance or disclaimer of the Agreement by any party in any action or proceeding; (g) the release of any collateral held for the Obligations or release of any Guarantor; (h) any defect or invalidity of the Agreement; or (i) the transfer by Guarantor of any or all of the capital stock or membership interests of Client.

5. The liability of Guarantor under this Guaranty shall not be released by any amendment to the Agreement, and in the case of an amendment, the liability of Guarantor shall be modified in accordance with the amendment. Guarantor waives any notice of amendment of the Agreement.

6. In any action relating to this Guaranty, the non-prevailing party shall pay the prevailing party's reasonable attorneys' fees and all costs and other expenses. All rights and remedies of a party under this Guaranty shall be cumulative and may be exercised singly or concurrently.

7. This Guaranty shall remain in full force and effect until the payment or performance of all Obligations and any other amounts payable under this Guaranty, whether or not the Agreement has been terminated. Until the payment and performance of all Obligations and the amounts payable under this Guaranty, Guarantor:

a. has no right of subrogation against Client by reason of any payments or performance by Guarantor as required by this Guaranty;

b. waives any right to enforce any remedy which Guarantor has against Client by reason of any payments or performance by Guarantor as required by this Guaranty; and

c. subordinates any liability or indebtedness of Client held by Guarantor to the obligations of Client under the Agreement.

8. This Guaranty may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and Argo.

9. This Guaranty shall be binding upon the parties, their successors and assigns, and shall inure to the benefit of and may be enforced by the parties, their successors and assigns, including the holder of any mortgage to which Argo may be subject who succeeds to Argo's interest.

10. This Guaranty shall be governed by the laws of the State of Maine. The parties agree that any action relating to this Guaranty shall be brought in state or federal court in Maine, and submit to the personal jurisdiction of either such court in any such action.

11. This Guaranty has been executed and delivered by Guarantor and constitutes the valid, binding and legal obligation of Guarantor. Guarantor agrees that within **15** days of Argo's request, Guarantor will deliver a certificate stating that this Guaranty is unmodified and in full force and effect.

13. All notices under this Guaranty shall be effective upon receipt or refusal when delivered by certified mail, return receipt requested, or delivery service providing proof of receipt, to the address of a party stated above.

14. If any provision of this Guaranty or its application to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Guaranty and the application of

that provision to other persons or circumstances shall not be affected but rather shall been forced to the extent permitted by law. This Guaranty shall be construed without regard to any presumption or other rule requiring construction against the party causing this Guaranty to be drafted.

[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURE PAGE FOLLOWS]

GUARANTOR [signature]

By: Alex Mannine
Print Name

Its: CEO

Email: alex@vynleads.com

Phone: 704 488 1842

Mailing Address: 534 Riviera Pl
Rock Hill, SC
29730

ARGO ____________________

By: Jason Levesque
Print Name

Its: CEO